CONSENT OF INDEPENDENT AUDITORS

We consent to the reference of our firm under the captions "Financial Highlights" and "Counsel and Independent Auditors" and to the use of our report dated June 6, 2003 of Dreyfus Premier State Municipal Bond Fund, Massachusetts Series, which are incorporated by reference in this Registration Statement (Form N-1A Nos. 33-10238 and 811-04906) of Dreyfus Premier State Municipal Bond Fund.

ERNST & YOUNG LLP

New York, New York
May 12, 2004